Exhibit 10.1

June 27th, 2021

PERSONAL AND CONFIDENTIAL

Re:	Amendment to Equity Award

Dear	Jon:

This letter agreement (the “Letter Agreement”) is being entered into by and between you and Myomo, Inc. (the “Company) in connection with your grant agreements from the Company for time-based and performance-based restricted stock units (“RSU’s”) dated as of June 9, 2021 (collectively, the “2021 Equity Award”). Capitalized terms not defined herein shall have the meaning specified in the 2021 Equity Award, the Transitional Services and Separation Agreement dated March 31, 2021 (the “Separation Agreement”), and the Consulting Agreement, effective as of April 1, 2021 (the “Consulting Agreement”).

You and the Company hereby agree as follows with respect to the 2021 Equity Award:

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At the earliest of (i) your termination of the Consulting Services due to the Company’s breach of the Separation Agreement of the Consulting Agreement, or (ii) the Company’s termination of the Consulting Services (other than due to your willful misconduct, refusal or failure to perform the Consulting Services (following written notice and an opportunity to cure such refusal or failure for a period of fifteen (15) days from the notice date), material breach of the Separation Agreement, or material breach of the Consulting Agreement), and subject to your execution of a reaffirmation of the Separation Agreement that extends the release of claims therein through the last day of your service relationship with the Company, within the time period provided in such reaffirmation but in no event later than 30 days following the last day of your service relationship with the Company, the 2021 Equity Award shall fully vest on the later of (i) your last day of your service relationship with the Company; and (ii) the day the Release becomes effective and irrevocable. For the avoidance of doubt, the Company’s non-renewal of the Consulting Agreement shall result in full vesting of the 2021 Equity Award, subject to the conditions in the preceding sentence.

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If you terminate the Consulting Agreement for any reason other than the Company’s breach, or if the Company terminates the Consulting Agreement due to your willful misconduct, refusal or failure to perform the Consulting Services (following written notice and an opportunity to cure such refusal or failure for a period of fifteen (15) days from the notice date), material breach of the Separation Agreement, or material breach of the Consulting Agreement), you will forfeit all unvested shares from the 2021 Equity Award.

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The provisions of this Letter Agreement and the 2021 Equity Award documents supersede any and all provisions related to the 2021 Equity Award in the Separation Agreement to the extent there is a conflict between such provisions.

All other provisions of the Equity Award, the Consulting Agreement, and the Separation Agreement shall remain in full force and effect according to their terms.

Very truly yours,

MYOMO, INC.

By:	/s/ Paul Gudonis	June 27, 2021
	Paul R. Gudonis	Date
Chief Executive Officer

Acknowledged and agreed:

Jon Naft	/s/ Jonathan Naft	Date June 27, 2021